EXHIBIT 23.2



                 Consent of Independent Auditors


Board of Directors
German American Bancorp
Jasper, Indiana


We consent to the inclusion in the Registration Statement Form S-4 and Prospectus of German American Bancorp, relating to the issuance of securities in the proposed mergers of CAB Bancorp and FSB Financial Corporation into a wholly owned subsidiary of German American Bancorp, of our Independent Auditor's Report, dated January 13, 1998, on the consolidated financial statements of FSB Financial Corporation as of September 30, 1997 and for the year then ended, and we consent to the use of our name and the statements with respect to us appearing under the heading "Experts" in the Prospectus.



                              /s/ Crowe, Chizek and Company, LLP
                              Crowe, Chizek and Company LLP

February 23, 1998
Indianapolis, Indiana






















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